Exhibit No. 10.2

PROMISSORY NOTE
(with Shared Appreciation)

$1,360,000.00	December 14, 2009

THIS PROMISSORY NOTE (this “Note”) is made as of December 14, 2009 by NANTUCKET ACQUISITION LLC, a Delaware limited liability company (“Borrower”), having an address at c/o Cornerstone Ventures, Inc., 1920 Main Street, Suite 400, Irvine, California 92614, to and in favor of CORNERSTONE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership its successors and assigns (“Lender”), having an address at 1920 Main Street, Suite 400, Irvine, California 92614.

NOW, THEREFORE, FOR VALUE RECEIVED, Borrower, unconditionally promises to pay to the order of Lender, without any counterclaim, setoff or deduction whatsoever, on the Maturity Date (as hereinafter defined), at the office of Lender, or at such other place as Lender may designate to Borrower in writing from time to time, the principal sum of ONE MILLION THREE HUNDRED SIXTY THOUSAND AND NO/100 DOLLARS ($1,360,000.00), together with (i) interest on so much thereof as is from time to time outstanding and unpaid, from the date of the advance of the principal evidenced hereby, at the rate of eight percent (8.0%) per annum (the “Note Rate”), compounded annually, and (ii) the Additional Interest (defined below), at such time as is required by the terms hereof, all in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private.

SECTION 1

TERMS AND CONDITIONS

1.01	Non-Revolving Line of Credit.

(a)
During the availability period described below, the Lender will provide a line of credit to Borrower.  The amount of the line of credit (the “Line of Credit Commitment”) is ONE MILLION THREE HUNDRED SIXTY THOUSAND AND NO/100 DOLLARS ($1,360,000.00).

(b)	This is a non-revolving line of credit. Any amount borrowed, even if repaid before the expiration date of the line of credit, permanently reduces the remaining available line of credit.

(c)
The line of credit is available between the date of this Note and December 31, 2013, or such earlier date as the availability may terminate as provided in this Note (the “Expiration Date”).  Lender shall have no obligation to disburse funds hereunder after the Expiration Date.

(d)
Draw Requests.  Each draw request shall be submitted by Borrower to Lender in writing on the form attached hereto as Exhibit A upon not less than ten (10) business days notice prior to the date of the requested draw.  Each draw request shall be in an amount not less than ten thousand dollars ($10,000).  No draw requests will be honored if there is a default under this Note or any of the other Loan Documents. Draw requests will not be allowed any more frequently than monthly.

1.02        Payment of Principal and Interest.  Interest shall be computed hereunder based on a 360-day year and paid for the actual number of days elapsed for any whole or partial month in which interest is being calculated.  In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included (regardless of the time of day such advance is made), and the day on which funds are repaid shall be included unless repayment is credited prior to close of business.  Payments in federal funds immediately available in the place designated for payment received by Lender prior to 2:00 p.m. local time on a business day at the place designated for payment shall be credited prior to close of business, while other payments may, at the option of Lender, not be credited until immediately available to Lender in federal funds at the place designated for payment prior to 2:00 p.m. local time at said place of payment on a day on which Lender (or if Lender designates another entity to receive payment on behalf of Lender, such entity) is open for business.

Payment of interest only shall be payable in monthly installments, beginning on February 1, 2010, and continuing on the first day of each and every month (each a “Payment Date”) thereafter through and including January 1, 2015 (the “Maturity Date”), at which time the entire outstanding principal balance hereof, together with all accrued but unpaid interest thereon and the Additional Interest, shall be due and payable in full.  Each such monthly installment shall be applied first to the payment of accrued interest and then to reduction of principal.  If the advance of the principal amount evidenced by this Note is made on a date other than the first day of a calendar month, then Borrower shall pay to Lender contemporaneously with the execution hereof interest at the Note Rate (a) for a period from the date of such advance through and including the tenth day of the calendar month in which this Note is funded, if the advance of the principal amount evidenced by this Note is made prior to the first day of a calendar month, or (b) for a period from the date of such advance through and including the first day of the first calendar month following the month in which this Note is funded, if the advance of the principal amount evidenced by this Note is made after the first day of a calendar month.  For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which any payment is due is not a Business Day (as defined in the Security Instrument), then amounts due on such date shall be due on the immediately preceding Business Day.

1.03        Additional Interest.

(i)           Definitions.  As used in this Section 1.03, the following terms are defined as follows.

(a)	“Acceleration Default” means the Lender’s acceleration of the indebtedness evidenced by this Note after the occurrence of an Event of Default.

(b)	“Determination Date” means the first to occur of an Acceleration Default or the Maturity Date.

(c)
“Extraordinary Cash Flow” means the net cash receipts realized by Borrower from a Major Capital Event, reduced by (to the extent not deducted in determining Operating Cash Flow) (i) the out-of-pocket costs and expenses incurred by Borrower in connection with such major Capital Event, including title, survey, appraisal, recording, escrow, transfer tax and similar costs, brokerage expenses and attorney’s and other professional fees, (ii) principal payments on this Note, the Other Note and the Junior Loan made in connection with the Major Capital Event, and (iii) to the extent not funded out of Reserves (defined below), proceeds applied to rebuild, repair, or restore the Property.

(d)
“Fair Market Value” means (i) the gross sales price for which the Property is sold by Borrower to a bona fide third party purchaser pursuant to an arms length transaction, or (ii) if the Property is not sold by Borrower to a third party purchaser as provided in (i) above, then the fair market value of the Property, which  shall be determined as follows:  Within thirty (30) days after the Determination Date, Borrower and Lender shall designate in writing to the other party a person to act as an appraiser for the purpose of establishing the fair market value of the Property.  Such appraisers shall appoint a mutually agreed upon third appraiser.  The appraisers shall specialize in the appraisal of real estate projects similar to the Property in the region where the Property is located, shall have no less than five year’s experience in such field and shall be recognized as ethical and reputable.  No appraiser shall have any personal or financial interest as would disqualify such appraiser from exercising an independent and impartial judgment as to the value of the Property.  In determining the Fair Market Value of the Property, each appraiser shall calculate the Fair Market Value using the then current occupancy and income from the Property, or the occupancy and income from the Property reflected on the proforma statement prepared in connection with the acquisition of the Property by Borrower, whichever results in a greater Fair Market Value.  The Fair Market Value of the Property shall be equal to the average of the valuations of the Property as determined by all of the appraisers; provided, however, that if any appraiser’s valuation for the Property deviates by more than twenty percent (20%) from the median valuation of the three appraisers for the Property, the Fair Market Value of the Property shall be determined by using the average of the other two appraisers’ valuations (unless the valuations of two appraiser’s deviate by more than twenty percent (20%) from the median valuation, in which event the Fair Market Value of the Property shall be the value set forth in the median valuation).  The determination of the fair market value of the Property in accordance with the foregoing shall be binding and conclusive on Borrower and Lender.

(e)	“Junior Loan” means the loan in the principal amount of up to $1,500,000 made on or around the date hereof by Cornerstone Private Equity Fund Operating Partnership, LP to Borrower.

(f)
“Major Capital Event” means one or more of the following:  (i) sale of all or any part of an interest in the Property (other than dispositions of tangible personal property in the ordinary course of business); (ii) funding of any indebtedness of Borrower of $100,000 or more secured by all or any material portion of the Property, excluding, however, the Junior Loan and any disbursement of the Junior Loan from time to time and any future disbursements pursuant to Section 1.01 of this Note or the Other Note; or (iii) receipt by Borrower of net proceeds resulting from condemnation of any part of or an interest in the Property having a value of $9,000,000 or more through the exercise of the power of eminent domain or any loss of all or a portion of the Property or an interest in the Property having a value of $9,000,000 or more by casualty, failure of title or otherwise, which net proceeds are not applied to repair or restoration of the Property in accordance with the Security Instrument.

(g)	“Maturity Date” means January 1, 2015.

(h)
“Net Value” means the Fair Market Value of the Property plus the Reserves less (i) an allowance for actual normal and customary sales costs not to exceed five percent (5.0%) of the Fair Market Value, (ii) the costs and charges of any appraisers in connection with the valuation process, and (iii) the outstanding principal amount of the Loan evidenced by this Note and the Other Note and the outstanding principal amount of the Junior Loan and any other indebtedness of Borrower described in paragraph (f)(ii) above.

(i)
“Operating Cash Flow” means the net income or loss of Borrower from the Property for the fiscal period in question, as determined in accordance with generally accepted accounting principles consistently applied, and adjusted as follows:

(1)           Additions.  There shall be added to such net income or subtracted from such loss, without duplication, the following items:  (i) the amount charged during such period for depreciation, amortization or any other deduction not involving a cash expenditure, (ii) the amount of cash expenditures paid out of Reserves during such period to the extent such expenditures were deducted in determining net income or loss, (iii) rental receipts, collection of receivable and other cash receipts during such period which were included (whether or not received) in determining net income or loss in a prior accounting period, (iv) the costs and expenses incurred by Borrower during such period in connection with a Major Capital Event to the extent deducted from gross income in the determination of net income or loss, except to the extent that net receipts of Borrower from such Major Capital Event were insufficient to pay such costs and expenses, (v) proceeds of short term borrowings in the ordinary course of business during such period (excluding, in any event, the Junior Loan and any disbursement of the Junior Loan from time to time and any future disbursements pursuant to Section 1.01 of this Note and the Other Note), and (vi) any amount during such period by which cash reserves previously established by Borrower in order to retain sufficient working capital in Borrower or to properly reserve for actual or contingent obligations of Borrower or improvements to the Property have been reduced (other than through payment of expenses).

(2)           Deductions.  There shall be subtracted from such net income or added to such loss, without duplication, the following items:  (i) the amount of payments of principal and regular interest made during such period on this Note, the Other Note, the Junior Loan or any other financing which was a Major Capital Event, (ii) capital expenditures and any other cash sums expended during such period for items not deducted in determining net income or loss of Borrower, except to the extent paid from proceeds of a Major Capital Event, (iii) any amount included in net income or loss but not received in cash by Borrower during such period, (iv) the proceeds during such period of a Major Capital Event to the extent including in determining net income or loss during such period, (v) any amount to establish, replenish or increase during such period cash reserves (together, “Reserves”) pursuant to a reasonable determination by Borrower reasonably approved by Lender that such Reserves and the amount thereof is necessary in order to retain sufficient working capital in Borrower or to properly reserve for other actual or contingent obligations of or improvements to the Property, and (vi) amounts funded by Borrower out of sources other than Reserves or Property revenues for the payment of operating expenses or debt service during any previous period.

(j)	“Other Note” shall mean that certain promissory note of even date herewith by made by Borrower to the order of Lender in the principal amount of $6,640,000.

(ii)          Additional Interest.  In addition to the payment of interest (“Regular Interest”) and principal provided for under this Note and the Other Note, Borrower agrees to pay to Lender, as “Additional Interest” (a) forty percent (40%) of the Extraordinary Cash Flow, and (b) in the event of an Acceleration Default or the occurrence of the Maturity Date, forty percent (40%) of the Net Value.  The Additional Interest shall be payable as follows:

(a)	Lender’s share of Extraordinary Cash Flow shall be paid to Lender within ten (10) days after Borrower’s receipt of such Extraordinary Cash Flow.

(b)
Lender’s share of the Net Value shall be paid to Lender within ninety (90) days after determination of the Fair Market Value of the Property.  In any case where Lender is to receive Additional Interest based on a share of the Net Value, on the Determination Date Lender will release the Security Instrument from the Property upon receipt of the full amount secured by the Security Instrument other than Lender’s share of the Net Value; provided that (i) Borrower deposits, in an interest bearing escrow account designated by Lender, cash in an amount equal to 125% of Lender’s reasonable estimate of its share of the Net Value, and (ii) Borrower executes and delivers such documents and instruments as Lender may require to give Lender a first lien perfected security interest in said escrow account as security for Borrower’s obligation to pay Lender its share of the Net Value as and when provided herein.

(iii)         Termination.  Lender’s right to the payment of Additional Interest shall terminate upon the Determination Date, subject to payment of the Additional Interest then due Lender.

(iv)         Failure to Fund Draw Request.  Notwithstanding anything contained herein to the contrary, if Borrower shall satisfy any and all conditions to disbursement of a subsequent draw pursuant to Section 1.01 of this Note and the Other Note, and Lender shall fail to fund a draw request within thirty (30) days following written notice from Borrower that Lender is in breach of its obligations under Section 1.01 of this Note or the Other Note, then Lender shall have no further right to receive payment of Additional Interest hereunder.

(v)          No Joint Venture.  Nothing in this Note or the Loan Documents is intended or shall be construed to make Borrower and Lender partners or joint venturers or to make either of them liable for the debts or obligations of the other, it being the express and unequivocal intent of Borrower and Lender that their relationship shall be solely and exclusively that of debtor and creditor.

1.04        Prepayment.     This Note may not be prepaid in whole or in part (except as otherwise specifically provided herein).

Prepayments of this Note shall not be permitted, except partial prepayments resulting from Lender applying insurance or condemnation proceeds to reduce the outstanding principal balance of this Note as provided in the Security Instrument.  No notice of prepayment shall be required under the circumstance specified in the preceding sentence.  No principal amount repaid may be re-borrowed.  All such proceeds shall be payable to Lender unless prohibited by law, regulation, operation of such policy or the specific terms of the Loan Documents.  Partial payments of principal shall be applied to the unpaid principal balance evidenced hereby on the next succeeding Payment Date following Lender's determination to apply insurance or condemnation proceeds to the partial prepayment of the outstanding principal balance of this Note.

1.05        Security.  The indebtedness evidenced by this Note and the obligations created hereby are secured by, among other things, (a) that certain Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (the “Security Instrument”), dated of even date herewith, made by Borrower in favor of Lender, encumbering certain property located in Nantucket County, Massachusetts, and (b) an Assignment of Leases and Rents, dated of even date herewith, made by Borrower in favor of Lender (the “Assignment”).  The Security Instrument, the Assignment, together with this Note, the Other Note, any indemnity and guaranty agreement, any hazardous substances indemnity agreement, and such other agreements, documents and instruments, together with any and all renewals, modifications, amendments, restatements, consolidations, substitutions, replacements, and extensions and modifications thereof, are herein referred to collectively as the “Loan Documents”.  All of the terms and provisions of the Loan Documents are incorporated herein by reference.  Some of the Loan Documents are to be filed for record on or about the date hereof in the appropriate public records.

1.06        Default.  It is hereby expressly agreed that should any default occur in the payment of principal or interest as stipulated above and such payment is not made when due, or should any other default occur under any of the Loan Documents which is not cured within any applicable grace or cure period therein, including without limitation, any sale, transfer, conveyance or other violation of the terms of Section 1.13 of the Security Instrument, then an “Event of Default” shall exist hereunder, and in such event the indebtedness evidenced hereby, including all sums advanced or accrued hereunder or under any other Loan Document, and all unpaid interest accrued thereon, shall, at the option of Lender and without notice to Borrower, at once become due and payable and may be collected forthwith, whether or not there has been a prior demand for payment and regardless of the stipulated date of maturity.

In the event that any payment is not received by Lender on the date when due, then in addition to any default interest payments due hereunder, Borrower shall also pay to Lender a late charge in an amount equal to five percent (5.0%) of the amount of such overdue payment in order to defray Lender’s expenses in addressing and processing the delinquent payment and compensate Lender from the loss of the use of such payment.  Such amount shall be secured by the Loan Documents, but shall not result in any extension of the Maturity Date nor a waiver of any other right or remedy available to Lender in connection with the Loan Documents.

So long as any default exists hereunder, regardless of whether or not there has been an acceleration of the indebtedness evidenced hereby, and at all times after maturity of the indebtedness evidenced hereby (whether by acceleration or otherwise), interest shall accrue on the amount due under this Note at a rate per annum equal to the Note Rate plus five percent (5.0%), or if such increased rate of interest may not be collected under applicable law, then at the maximum rate of interest, if any, which may be collected from Borrower under applicable law (the “Default Interest Rate”), and such default interest shall be immediately due and payable.  Such amounts shall be secured by the Loan Documents, but shall not result in any extension of the Maturity Date nor a waiver of any other right or remedy available to Lender in connection with the Loan Documents.

Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any late payment or default, and such late charges and default interest are reasonable estimates of those damages and do not constitute a penalty.  The remedies of Lender in this Note or in the other Loan Documents, or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively or together in Lender’s discretion.  Time is of the essence with respect to all matters concerning or relating to this Note.  Borrower agrees to pay on demand all expenses and costs of enforcement, administration and collection incurred or paid by Lender including, but not limited to, reasonable attorneys’ fees and disbursements of Lender, whether or not with respect to retained firms, the reimbursement for the expenses of in-house staff, or otherwise and whether or not any legal proceeding is commenced hereunder.  The foregoing amounts shall be paid together with interest thereon at the Default Interest Rate from the date paid or incurred by Lender until such expenses are paid by the Borrower.

1.07        Exculpation.  Notwithstanding anything in the Loan Documents to the contrary, but subject to the qualifications set forth below, Lender agrees that (i) Borrower shall be liable upon the indebtedness evidenced hereby and for the other obligations arising under the Loan Documents to the full extent (but only to the extent) of the security therefore, the same being all properties (whether real or personal), rights, estates and interests now or at any time hereafter securing the payment of this Note and/or the other obligations of Borrower under the Loan Documents (collectively, the “Property”), (ii) if default occurs in the timely and proper payment of all or any part of such indebtedness evidenced hereby or in the timely and proper performance of the other obligations of Borrower under the Loan Documents, any judicial proceedings brought by Lender against Borrower shall be limited to the preservation, enforcement and foreclosure, or any thereof, of the liens, security titles, estates, assignments, rights and security interests now or at any time hereafter securing the payment of this Note and/or the other obligations of Borrower under the Loan Documents, and confirmation of any sale under power of sale, and no attachment, execution or other writ of process shall be sought, issued or levied upon any assets, properties or funds of Borrower other than the Property except with respect to the liabilities described below in this section and in Section 1.08 below, and (iii) in the event of a foreclosure of such liens, security titles, estates, assignments, rights or security interests securing the payment of this Note and/or the other obligations of Borrower under the Loan Documents, whether by judicial proceedings or exercise of power of sale, no judgment for any deficiency upon the indebtedness evidenced hereby shall be sought or obtained by Lender against Borrower, except with respect to the liability described below in this section; provided, however, that, notwithstanding the foregoing provisions of this section, Borrower shall be fully and personally liable and subject to legal action (a) for proceeds paid under any insurance policies (or paid as a result of any other claim or cause of action against any person or entity) by reason of damage, loss or destruction to all or any portion of the Property, to the full extent of such proceeds not previously delivered to Lender, but which, under the terms of the Loan Documents, should have been delivered to Lender, (b) for proceeds or awards resulting from the condemnation or other taking in lieu of condemnation of all or any portion of the Property, or any of them, to the full extent of such proceeds or awards not previously delivered to Lender, but which, under the terms of the Loan Documents, should have been delivered to Lender, (c) for all tenant security deposits or other refundable deposits paid to or held by Borrower or any other person or entity in connection with leases of all or any portion of the Property which are not applied in accordance with the terms of the applicable lease or other agreement, (d) for rent and other payments received from tenants under leases of all or any portion of the Property paid more than one (1) month in advance, (e) for rents, issues, profits and revenues of all or any portion of the Property received or applicable to a period after any notice of default from Lender hereunder or under the Loan Documents in the event of any default hereunder or thereunder which are not either applied to the ordinary and necessary expenses of owning and operating the Property or paid to Lender, (f) for damage to the Property as a result of intentional misconduct or gross negligence of, or material waste to or of the Property by, Borrower or any of its principals, officers or general partners or members, or any agent or employee of any such persons, or any removal of the Property in violation of the terms of the Loan Documents, to the full extent of the losses or damages actually incurred by Lender on account of such damage or removal, (g) for Borrower’s failure to pay any valid taxes, assessments, mechanic’s liens, materialmen’s liens or other claims which could create liens on any portion of the Property, accruing prior to the date Lender acquires actual possession and control of the Property, which would be superior to the lien or security title of the Security Instrument or the other Loan Documents, to the full extent of the amount claimed by any such lien claimant, (h) for all obligations and indemnities of Borrower under the Loan Documents relating to hazardous or toxic substances or compliance with environmental laws and regulations to the full extent of any losses or damages (including, without limitation, those resulting from diminution in value of the Property or any portion thereof) incurred by Lender as a result of the existence of such hazardous or toxic substances or failure to comply with environmental laws or regulations, (i) for fraud or material misrepresentation in connection with or related to the Loan, including without limitation, the origination thereof and/or performance thereof, by Borrower or any of its principals, officers, directors, general partners or members, any guarantor, any indemnitor or any agent, employee or other person authorized or apparently authorized to make statements or representations on behalf of Borrower, any principal, officer, director, general partner, beneficial owner or member of Borrower, or any guarantor or any indemnitor, to the full extent of any losses, damages and expenses of Lender on account thereof (including, without limitation, attorneys’ fees and expenses), (j) for any amounts paid under leases containing early lease termination and/or surrender options or otherwise paid by tenants in consideration of an early termination and/or surrender of any lease and not delivered to Lender in accordance with the Security Instrument, (k) for all damage, liability, loss, cost and expense (including, without limitation, attorney’s fees) incurred by Lender as a result of the termination or revocation of any governmental license or authorization necessary to permit the operation of the Property as an assisted living facility, and (l) the costs incurred in recovering such amounts, including, without limitation, attorneys’ fees and expenses.  References herein to particular sections of the Loan Documents shall be deemed references to such sections as affected by other provisions of the Loan Documents relating thereto.  Nothing contained in this section shall (1) be deemed to be a waiver, release or impairment of the indebtedness evidenced by this Note or the other obligations of Borrower under the Loan Documents or the lien of the Loan Documents upon the Property, or (2) preclude Lender from foreclosing the Loan Documents in case of any default hereunder or under any of the Loan Documents or from enforcing any of the other rights of Lender except as stated in this section, or (3) limit or impair in any way whatsoever the Environmental Indemnity Agreement, of even date herewith, executed and delivered in connection with the indebtedness evidenced by this Note or any other indemnity or guaranty executed and delivered in connection with the indebtedness evidenced by this Note, or release, relieve, reduce, waive or impair in any way whatsoever, any obligation of any party to such Environmental Indemnity Agreement or any other such indemnity or guaranty or agreement relating hereto.  Borrower agrees that Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the debt secured by the Security Instrument or to require that all collateral shall continue to secure all of the debt owing to Lender in accordance with the Loan Documents.

1.08        Exceptions to Exculpation.  Notwithstanding anything to the contrary in this Note or any of the Loan Documents, the obligations of Borrower under this Note and the other Loan Documents shall be fully recourse to Borrower in the event that:  (i) the first full monthly payment of principal and interest under this Note is not paid when due; (ii) Borrower fails to maintain its status as a single purpose entity, as required by, and in accordance with the terms and provisions of, the Security Instrument; (iii) Borrower fails to obtain Lender’s prior written consent to any subordinate financing (including, without limitation, any mezzanine financing) or other voluntary lien encumbering the Property (excluding, however, the Junior Loan); (iv) Borrower fails to obtain Lender’s prior written consent to any assignment, transfer, or conveyance of the Property or any interest therein as required by the Security Instrument; (v) a receiver, liquidator or trustee of Borrower or of any guarantor or indemnitor shall be appointed or if Borrower or any guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, Borrower or any guarantor or indemnitor or if any proceeding for the dissolution or liquidation of Borrower or of any guarantor shall be instituted by Borrower or any guarantor; (vi) Borrower or any guarantor or indemnitor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to Borrower or any guarantor or indemnitor; or (vii) Borrower defaults hereunder in any way and Borrower or any guarantor or indemnitor, either before or after the occurrence of any such default, contests or in any way interferes with, directly or indirectly, any foreclosure action, Uniform Commercial Code sale and/or deed in lieu of foreclosure transaction commenced by Lender or with any other enforcement of Lender’s rights, powers or remedies under any of the Loan Documents or under any document evidencing, securing or otherwise relating to any of the Collateral (as such term is defined in the Security Instrument) or any of the other Property (whether by making any motion, bringing any counterclaim, claiming any defense, seeking any injunction or other restraint, commencing any action, seeking to consolidate any such foreclosure or other enforcement with any other action, or otherwise).

1.09         Delegation to Servicer.  At the option of Lender, the Loan may be serviced by a servicer or a trustee (together with their respective successors and assigns, the “Servicer”) selected by Lender and Lender may delegate all or any portion of its rights and responsibilities under this Note and the other Loan Documents to the Servicer pursuant to a servicing agreement between Lender and Servicer.

1.10         GENERAL CONDITIONS

(a)           No Waiver; Amendment.  No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Lender thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by any applicable laws; and Borrower hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.  No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person or entity now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Borrower under this Note, either in whole or in part, unless Lender agrees otherwise in writing.  This Note may not be changed orally, but only by a definitive written agreement signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.  Moreover, Borrower agrees that it shall not rely on any other memoranda, written analysis, proposal or conversation or action/inaction on the possibility that the Lender might ultimately agree to a waiver of any term or provision of this Note or any other Loan Document.  As negotiations may be lengthy and complex, and may not produce a definitive written agreement, the Borrower should not forego any opportunities to repay the Note in reliance on any such negotiations or any proposed written agreement that is not fully-executed.

(b)           Waivers.  Presentment for payment, demand, protest and notice of demand, protest and nonpayment and all other notices are hereby waived by Borrower.  Borrower hereby further waives and renounces, to the fullest extent permitted by law, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now or hereafter provided by the Constitution and laws of the United States of America and of each state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note or the other Loan Documents.

(c)           Limit of Validity.  Notwithstanding anything to the contrary contained in this Note or the Security Instrument, the Default Interest Rate shall not at any time exceed the Maximum Rate.  The term “Maximum Rate,” as used herein, shall mean, on any day, the highest non-usurious rate of interest (if any) permitted by applicable law on such day.

It is the intention of the parties hereto to comply with the usury laws of the State of Massachusetts and the United States of America.  The parties hereto do not intend to contract for, charge or receive any interest or other charge which is usurious, and by execution of this Note or the Security Instrument, Borrower agrees that Lender has no such intent.  This Note, the Security Instrument, the other Loan Documents and all other agreements between Borrower and Lender or any other holder hereof, which are now existing or hereafter arising, whether written or oral, are hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity hereof, or otherwise, shall the amount paid, or agreed to be paid, to Lender or any other holder hereof for the use, forbearance or detention of the money to be due hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing or pertaining to the Debt, exceed the Maximum Rate.  If from any circumstance whatsoever fulfillment of any provisions hereof or other document, at the time performance of such provisions shall be due, shall involve transcending the valid limits prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Rate, and if from any such circumstance Lender or any other holder shall ever receive as interest or otherwise an amount which will exceed the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without prepayment premium or penalty) or on account of any other principal indebtedness of Borrower to the holder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof and such other indebtedness, such excess shall be refunded to Borrower.  All sums paid and agreed to be paid to Lender or any other holder for use, forbearance or detention of the indebtedness of Borrower shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the period until payment in full on the Note (or any renewals, extensions and rearrangement thereof) so that the actual rate of interest on account of the Debt is uniform throughout the term of this Note (and all renewals, extensions and rearrangements hereof) and does not exceed the Maximum Rate.  The terms and provisions of this Section 1.10(c) shall control and supersede any other provision of this Note or the other Loan Documents.

(d)           Borrower hereby warrants, represents and covenants that no funds disbursed hereunder shall be used for personal, family or household purposes and that amounts paid to Borrower hereunder shall be disbursed in accordance with the related sources and uses statement prepared by Lender and executed by Borrower on the date hereof and that, subject to the terms of Section 1.01 above, no other funds are required to be disbursed hereunder.  Borrower hereby acknowledges and confirms that its execution of such sources and uses statement constitutes its irrevocable and unconditional consent and authorization to the disbursement and use of the loan proceeds as described therein.

(e)           Unconditional Payment.  Borrower is and shall be obligated to pay principal, interest, the Additional Interest (and interest thereon, if any) and any and all other amounts which become payable hereunder or under the other Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction and without any reduction for counterclaim or setoff.  In the event that at any time any payment received by Lender hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any bankruptcy, insolvency or other debtor relief law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Borrower and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

(f)            Further Assurances.  Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Lender all documents, and take all actions, reasonably required by Lender from time to time to confirm the rights created under this Note and the other Loan Documents, to protect and further the validity, priority and enforceability of this Note and the other Loan Documents, to subject to the Loan Documents any property of Borrower intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents, to correct any error in any of the Loan Documents or any error in the disbursement of any funds pursuant to the Loan Documents, or otherwise carry out the purposes of the Loan Documents and the transactions contemplated thereunder; provided, however, that no such further actions, assurances and confirmations shall alter the exculpation provisions of this Note (or the other Loan Documents) or increase Borrower’s obligations under this Note.

(g)           Submission to Jurisdiction; Waiver of Jury Trial.

BORROWER, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, (A) SUBMITS TO PERSONAL JURISDICTION IN THE STATE WHERE THE PROPERTY IS LOCATED OVER ANY SUIT, ACTION OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS NOTE, (B) AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN OR FOR EITHER THE CITY OR THE COUNTY WHERE THE PROPERTY IS LOCATED, (C) SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND (D) AGREES THAT BORROWER WILL NOT BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM AND BORROWER FURTHER CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED ON THE FIRST PAGE HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).

BORROWER, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE OR ANY CONDUCT, ACT OR OMISSION OF LENDER, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE AND/OR THE LOAN EVIDENCED HEREBY, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

(h)           Miscellaneous.  This Note shall be interpreted, construed and enforced according to the laws of the State in which the Property is located and the applicable laws of the United States of America.  The terms and provisions hereof shall be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties or by operation of law.  To the extent any notice is provided hereunder or under any other Loan Document and Borrower knows or has reason to believe that any of the foregoing entities are acting as or on behalf of Lender hereunder, in addition to Lender, Borrower shall provide such notice to such entity. As used herein, the terms “Borrower” and “Lender” shall be deemed to include their respective successors, successors-in-title and assigns, whether by voluntary action of the parties or by operation of law.  Subject to the limitations set forth in Section 1.07 above, if Borrower consists of more than one person or entity, each shall be jointly and severally liable to perform the obligations of Borrower under this Note.  All personal pronouns used herein, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa.  Titles of articles and sections are for convenience only and in no way define, limit, amplify or describe the scope or intent of any provisions hereof.  Capitalized terms used in this Note and not otherwise defined herein shall have the meaning ascribed to them in the Security Instrument or, if not therein defined, as defined in the other Loan Documents.  Time is of the essence with respect to all provisions of this Note, the Security Instrument and the other Loan Documents.  This Note and the other Loan Documents contain the entire agreements between the parties hereto relating to the subject matter hereof and thereof and all prior agreements relative hereto and thereto which are not contained herein or therein are terminated.

[No Further Text on this Page; Signature Page Follows]

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note under seal as of the day and year first written above.

NANTUCKET ACQUISITION LLC, a Delaware limited liability company

By:	Cornerstone Ventures, Inc., a California corporation, its Manager

By:
Terry G. Roussel, President

EXHIBIT A